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Exhibit 21.1

SIGNIFICANT SUBSIDIARIES OF
WATER PIK TECHNOLOGIES, INC.

First Tier Subsidiaries (directly owned by Water Pik Technologies, Inc.):
Jandy Pool Products, Inc. (formerly known as Laars, Inc.)	Delaware	Active
Water Pik, Inc.	Delaware	Active
Water Pik Technologies Canada, Inc.	Canada	Active
Second Tier Subsidiaries (owned by a first tier subsidiary of Water Pik Technologies, Inc.):
Jandy Industries, Inc.	California	Active
Waterpik International, Inc.	Delaware	Active

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SIGNIFICANT SUBSIDIARIES OF WATER PIK TECHNOLOGIES, INC.